Exhibit 10.1

AGREEMENT FOR CONSULTING SERVICES

This Consulting Services Agreement (this “Agreement”) is made by and between Calgon Carbon Corporation (the “Company” or “CCC”), a Delaware corporation, with its principal offices located at 3000 GSK Drive, Moon Township, PA 15108 and Robert P. O’Brien, (“Consultant”), an individual who resides at 383 Limestone Drive, Bethel Park, PA 15102.

1.	Purpose - Consultant has considerable experience as the former Executive Vice President and Chief Operating Officer of CCC and CCC desires to utilize the Consultant’s experience and expertise.

2.
Scope of the Services and Period of Performance - As an independent consultant, Consultant agrees to perform for CCC the consulting services described in this Section 2, during the period described herein.

(a)        Scope of Services - Consultant’s services and tasks may include, and will not be limited to, the following:

(i)             Consulting and operational services relating to transition matters (including the provision of reasonable consulting assistance to the organization at CCC);

(ii)            Assistance with mergers and acquisition activities.

(iii)           Management consulting for Business Unit heads or Vice Presidents.

(iv)           Any other services Consultant is reasonably requested to provide at the direction of CCC’s Board of Directors, CCC’s President and/or Chief Executive Officer, or CCC’s General Counsel.

(b)       Period of Performance - The period for performing consulting services hereunder shall commence as of the day following Consultant’s retirement from employment at CCC and to continue for a period of 18 consecutive months thereafter, unless, otherwise sooner terminated by the Company or Consultant, in accordance with the provisions of this Agreement.  This Agreement may be extended beyond the period noted in this paragraph by mutual agreement of the parties.  Consultant will accomplish his services in a work schedule contained in Attachment A.  If the Consultant becomes a member of the Calgon Carbon Corporation Board of Director, this Agreement will be terminated.

(c)        Documentation - Consultant shall maintain accurate books and records of any services or work performed for which he is entitled to consulting fees.  CCC may examine or audit any such records at any time after providing Consultant with reasonable prior notice. Consultant agrees to provide CCC with timely documentation of his services when requested.

(d)        No Restriction - Consultant shall not be restricted in any manner from providing services to any other person or entity, except as specifically provided in this Agreement.

3.	Consulting Fee

(a)        The Company will pay Consultant a retainer fee of $10,765 per month, payable on the last business day of each month in arrears.

(b)        The monthly fee is all inclusive and the Company shall not separately reimburse Consultant for expenses of any kind that Consultant may incur in Consultant’s performance of the consulting services hereunder; except, CCC will reimburse Consultant for expenses associated with travel and/or air transportation, if Consultant receives prior approval from CCC’s CEO regarding such expenses.  CCC will not reimburse Consultant for any expense unless Consultant provides CCC with appropriate documentation and receipts within 30 days after the expense was incurred.  CCC shall include any reimbursement to Consultant in the next monthly payment of the consulting fee following receipt of all proper documents and required approvals.

(c)        Attachment A lists the maximum amount of work that the Consultant will provide to the Company in a given month as part of the retainer fee.  Any unused time in a month will not carry over to future months and will be lost to the Company.  Should the Company desire more than the allotted time in a month and if the consultant is willing to provide this additional time an additional daily fee will be negotiated.  Should the Consultant be asked to travel by the Company, travel time will be considered as work provided by the Consultant.

4.
Status - Consultant shall operate and have the status of an independent consultant and shall not act as or be an agent or employee of CCC.  Consultant shall not be entitled to any benefits provided to employees of CCC, even if reclassified as an employee by any government agency or otherwise.  Consultant shall bear sole responsibility for the payment of all applicable governmental taxes related to the performance of his services hereunder including, without limitation, federal, state and local income taxes and all Social Security, and other employment taxes. As an independent consultant, Consultant will be solely responsible for determining the means and methods for performing the consulting services described above under Scope of Services.  Consultant will determine the time, the place, and the manner in which he will accomplish his services within an overall schedule established and approved by CCC.

5.	Confidentiality, Non-Competition and Non Solicitation –

(a)        Consultant represents that he is not under any obligation of confidentiality or non-competition for any other entity that would prevent, prohibit, or restrict him from performing his services hereunder.  Consultant further represents that he is aware of the laws relating to non-competition and confidential information, and that he will not use any information or materials or undertake any action that would violate any such laws while performing consulting services and work for CCC.

(b)       Consultant acknowledges that the services rendered to CCC by Consultant will be of a special and unusual character having a unique value to CCC, and that Consultant will have access to proprietary and Confidential Information (as defined below) belonging to CCC, the loss of which CCC cannot adequately be compensated by damages in an action at law.  Consultant acknowledges that the obligations undertaken hereunder by Consultant are express conditions of Consultant’s agreement to undertake such obligations.  Consultant further acknowledges that pursuant to the efficient and effective operation of CCC, and to protect and maintain the secrecy of its Confidential Information, CCC has and will establish various policies and procedures regarding the use of its Confidential Information.  Consultant understands and agrees to become aware of these policies and procedures, and discharge his responsibilities in a manner that is consistent with their terms, provided that Consultant will be responsible for becoming aware of, and complying with, policies and procedures adopted after the date of this Agreement only from and after the time that CCC has provided Consultant with a copy of such policy or procedure.

(i)             “Confidential Information” shall mean all information whatsoever owned or acquired by CCC about the business of CCC or any of its affiliates, in whatever form it may be, hereafter exist, or be produced, created, or recorded, that is heretofore or hereafter disclosed to Consultant or created by Consultant in support of CCC’s activities that has not been placed in the public domain for unrestricted use.

(ii)            Confidential Information includes any business or technical information whatsoever related to CCC’s activities, and includes, but is not limited to, any: (A) process, machine, article of manufacture, formula, plan, program, protocol, know-how, method, tool, device or composition of matter used or developed by or for CCC, to include the specification, description or design of any software developed by or for or owned by CCC including the business methodologies, computer networking architecture, computer, networking and Internet security architecture, methods of operation, technologies, software (including object code and source code form, and unique principles, engineering, logic and coherence, and methods or concepts utilized therein), algorithms, hardware and/or software configurations, functional attributes, and interfaces with third party hardware and/or software, whether patentable, copyrightable or not; (B) business plans and marketing concepts and other business, marketing or sales information of CCC; (C) financial information or projections regarding CCC, and financial, pricing and/or credit information regarding past, current and prospective customers, clients or vendors and other business contacts or associates of CCC; (D) a listing of names, addresses, telephone numbers or other information, including but not limited to the terms (including renewal information) of contractual relationships between CCC and its customers/clients, relating to past, current and prospective customers, clients, vendors and other business contacts or associates of CCC; (E) internal corporate policies and procedures of CCC; (F) information, drawings, proposals, job notes, reports, records, descriptions, specifications, information concerning any matters relating to the product development and/or marketing strategies, pricing, costs and sales of CCC and any of its past, current and prospective customers, clients or vendors and other business contacts or associates of CCC; (G) information concerning the licenses entered into by CCC, including the prices it obtains or has obtained for the licensing of its own or third party technology, products, services, and/or intellectual property rights; (H) any information concerning the business of CCC and CCC’s goodwill, including but not limited to trademarks, service marks, domain names and any other company, product or service identifying information, whether registered or unregistered; (I) any information falling under the definition of a “Trade Secret” pursuant to the Pennsylvania Uniform Trade Secrets Act; and (J) all information pertaining to any intellectual property rights, including but not limited to patent, copyright, trademark and trade secret rights, as defined below, in and to any of the foregoing throughout the world.

(c)       Consultant acknowledges that the unauthorized use or disclosure of Confidential Information would constitute a breach of trust and confidentiality and cause irreparable injury to CCC.  Consultant further acknowledges that it is vital to the protection of CCC’s goodwill and to the maintenance of CCC’s competitive position that Consultant be restrained from disclosing to others, or using for Consultant’s own advantage, any Confidential Information while Consultant is engaged by CCC and/or at any later time.

(d)        During both the term of Consultant’s engagement with CCC and following the voluntary or involuntary termination of Consultant’s engagement with CCC for any reason whatsoever, Consultant hereby agrees to the following:

     (i)           Consultant shall not, without the prior written consent of CCC, directly or indirectly, use for his own benefit, publish or reveal to any third party any Confidential Information, unless the person or entity has a need to know the information, but only to the extent necessary to affect the purposes of such use or disclosure and only upon express authorization by CCC.  Consultant hereby admits that misappropriation or other improper use or disclosure of Confidential Information will cause irreparable harm to CCC.

     (ii)           Consultant shall restrict access to Confidential Information and take appropriate action to protect the confidentiality and proprietary character of Confidential Information by any and all reasonable measures, and shall not cause or fail to take any action necessary to prevent any Confidential Information from losing its character as confidential, proprietary, or privileged.

         (iii)          Consultant acknowledges and agrees that certain of CCC’s Confidential Information constitute trade secrets, which are generally not known or available to third parties.

     (iv)          Consultant understands that trade secret information can last indefinitely and agrees to protect such trade secret information with utmost due care pursuant to this Agreement, policies and procedures instituted by CCC, and applicable law.

(e)       Consultant shall not, directly or indirectly, copy (including download), take, or remove from CCC’s premises any of CCC’s books, records, customer lists, software (in whole or in part, in either object code or source code form) or any other documents or materials or any such materials entrusted to CCC’s possession for the provision of CCC’s services regardless of ownership, including CCC’s Confidential Information; however, Consultant may be permitted to use certain such CCC materials at a location other than CCC’s premises for purposes of carrying out his engagement hereunder but only upon specific written authorization by CCC and the express condition that Consultant will not copy any CCC materials or retain any CCC materials following termination and as set forth in subpart (f).

(f)        Consultant agrees that, upon request of CCC or upon termination of engagement as a consultant, whichever occurs first, Consultant shall provide CCC with all computer tapes, CDs and DVDs, disks and other computer hardware, software and media, and all other documents, memoranda, notes, plans, records or other material, in hard copy, electronic, or other form, in his possession or under his control that

         (i)            may contain or be derived from any intellectual property or Confidential Information (as that term is defined herein) or

         (ii)           are connected with or derived from Consultant’s services to CCC.  Consultant agrees to maintain the integrity of all stored information and agrees not to alter, damage or destroy said information before returning it to CCC.

The duty not to use or disclose Confidential Information shall survive any termination of Consultant’s engagement with CCC.

(g)   In addition to the foregoing, Consultant acknowledges that he continues to be bound by all confidentiality provisions applicable to Consultant at the time of the termination of his employment relationship with CCC, including under any employment agreement and/or equity compensation arrangements.

(h)    For a period of two (2) years following his official retirement date, Consultant shall not, as proprietor, director, officer, partner, shareholder, contractor, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity: (1) engage in or carry on, directly or indirectly, in any part of the United States of America, Great Britain, Belgium, Germany, Japan, and any other nation in which the Company, an Affiliate, or joint venture partner has or have made or planned to make sales during the last two years prior to the termination of this Agreement (the "Territory"), any activity or business as an employee, independent contractor or agent, partner or otherwise which operates or attempts to operate a business which provides, designs, develops, markets, invests in, produces or sells any products, services, or businesses which are the same or similar to, or competitive with those designed, developed, produced, marketed, invested in, provided or sold by the Company (a "Competing Business"); (2) have any direct or indirect financial interest in, or be affiliated with, or render any services for, any person or entity engaged in or carrying on, directly or indirectly, any Competing Business in the Territory; (3) induce or attempt to induce any client, customer or supplier of the Company to cease doing business or to reduce the business being done by such supplier, customer, or client with the Company; (4) solicit or induce any contractor, distributor, sales representative, agent or contractor of the Company to terminate his, her, or its employment or other relationship with the Company; (5) solicit, divert, or take away any of the Company’s current or former customers with whom Consultant dealt on behalf of the Company while employed by the Company; (6) accept sales from the Company’s former and current customers even if such former or current customers were not solicited by Consultant; or (7) engage in any practice the purpose or result of which is to evade the provisions of this Agreement or to commit any act that is detrimental to the successful continuation by the Company of its business.  The non-solicitation and non-competition period referred to in this paragraph shall be extended by the length of time during which Consultant or shall have been in breach of the provisions of this paragraph.  Consultant further covenants and agrees that the geographic scope, length of term and types of restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and of its Affiliates.

(i)
In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this paragraph is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this paragraph reasonable and enforceable.  If the Consultant violates the provisions of this paragraph, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.  Consultant acknowledges that the consideration offered for signing this Agreement is sufficient consideration in and of itself for Consultant’s agreement to the restrictive covenants set forth in this paragraph and to the other covenants, commitments and forbearances set forth elsewhere in this Agreement.  Consultant agrees that his signing of this Agreement in a form containing the restrictive covenants set forth herein was a material inducement for the Company’s willingness to enter into this Agreement.

6.
No Insider Trading - Consultant acknowledges and agrees that he will continue to be subject to insider trading rules and policies established by CCC from time to time (provided that relative to any rules and policies adopted after the date of this Agreement, Consultant shall only be responsible for compliance from and after the time that Consultant is provided with a copy of any such rules and policies) until the termination of this Agreement and as otherwise required by law.  CCC agrees that it will not provide reports or information relating to CCC or its subsidiaries or affiliates to Consultant unless any such report or information is reasonably required by Consultant in the performance of his services hereunder.

7.
Performance - Consultant agrees to perform his consulting services in a professional and workmanlike manner consistent with the highest industry standards, and with that standard of care, skill, and diligence to achieve the accuracy, competence, and completeness needed by CCC to fulfill its business obligations.  Unless otherwise agreed by CCC in writing, Consultant shall personally perform the consulting services provided herein, without assigning or outsourcing any portion of the services to be performed hereunder without the written consent of CCC.

8.	Work Product

(a)   Consultant acknowledges and agrees that CCC shall own exclusively all work performed or prepared by Consultant pursuant to this Agreement (collectively, the “Work Product”) including, without limitation, all calculations, sketches, notes, reports, data, models, programs and samples programs, derivative works, source code, object code, discoveries, concepts, inventions, innovations, improvements, materials, documentation, know-how, techniques, methods, processes, ideas and other intellectual property which are conceived, made, proposed, or developed by Consultant, alone or with others, in connection with any work assignment pursuant to this Agreement, whether or not prepared on or off the premises of CCC or during regular work hours.

        (i)             Consultant shall promptly notify CCC of the creation of any such Work Product.  In the event CCC shall desire to file an application for a Letter Patent on any work product including a continuation or divisional application, or to secure a reissue of any Letters Patent based on one of the inventions or to file application for a Letter Patent on any work product including a disclaimer with respect to any Letters Patent, Consultant, upon request, will sign any and all rightful oaths and perform all lawful acts requisite for the filing of such papers.

     (ii)           Consultant hereby grants, assigns and transfers to CCC all worldwide rights, title and interest in and to all Work Product including, without limitation, all patent rights, copyrights, trade secret rights, and all present and future rights of any kind pertaining to all such Work Product whether or not such rights are now known, recognized or contemplated, together with any related goodwill.  During and after the term of this Agreement, Consultant shall provide CCC, at CCC’s expense, all assistance reasonably required to perfect such right, title and interest, including without limitation, the execution of all papers and documents and performance of all acts necessary or appropriate in CCC’s discretion by Consultant, to evidence or further document CCC’s ownership of the Work Product.

(b)       Upon termination of this Agreement, all documents and other property provided to Consultant by CCC shall be returned to CCC, including all keys and other hardware.  Consultant’s obligations under this Section 8 shall survive the termination or expiration of this Agreement and continue forever.

9.
Termination - Consultant and/or CCC may terminate this Agreement by providing the other party with written notice two (2) weeks in advance of the effective date of such termination.  If Consultant initiates such termination, CCC’s liability shall not exceed the compensation as provided herein for services performed up to the date of termination.  If CCC initiates such termination, CCC shall be liable for compensation for (a) services performed up to the date of termination and (b) the unexpired portion of the term of this Agreement.  Any amounts due and owing under this Section 9 shall be paid to Consultant in accordance with Section 3.  At any time the Parties may, by mutual agreement, terminate this Agreement.  Upon such mutual termination, CCC’s liability shall not exceed the compensation as provided herein for services performed up to the date of termination. If the Consultant becomes a member of the Calgon Carbon Corporation Board of Directors, this Agreement will be terminated and the Company will pay the Consultant for the unexpired portion of the term of the Agreement.

10.
Restrictions - Consultant shall have no authority to bind CCC in any manner, by contract or otherwise.  Consultant shall not use CCC’s name, tradenames, trademarks, services marks, or other intellectual property, whether in printed, electronic, broadcast, digital or other readable or otherwise understandable media, without the prior written consent of CCC.

11.	Indemnification

CCC shall indemnify and hold harmless Consultant and his heirs, representatives and assigns from any Loss arising from the performance by Consultant of his obligations hereunder except to the extent such Loss arises due to the failure by Consultant to act in good faith and in a manner Consultant reasonably believes to be in the best interests of CCC.

12.
No Assignment - This Agreement shall not be assigned by a party hereto without the prior written consent of the other party provided that CCC may at any time assign this Agreement to any fully-owned subsidiary without the consent of Consultant provided further that any such assignment by CCC will not relieve it of its obligations to pay Consultant any amounts due and owing to Consultant hereunder in the event the assignee fails to pay.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs and permitted assigns.

13.
Modification - This Agreement, modifiable only in writing and signed by both parties, supersedes any and all prior oral or written communications, offers or agreements related to the subject matter hereof.  Any prior non-assertion or non-application by CCC in regard to any term or condition of this Agreement shall not constitute a waiver by CCC of that or any other term or condition of this Agreement.

14.	Disputes

        (a)    Consultant and CCC waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to final and binding and confidential arbitration consistent with the application of the Federal Arbitration Act and the employment of comparable procedural employment-related rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of an NAA panel of 11 arbitrators to be supplied by the AAA and selected by alternate striking of names by Consultant first and then CCC.  Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions, or employers.  Judgment on the award rendered by the arbitrator may be entered in any Pennsylvania court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; except that, to the extent permitted by law, the arbitrator, in his or her discretion, may award reasonable attorneys’ fees to the prevailing party.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be paid by CCC.  Arbitration is to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement; except that either party may seek provisional relief, including without limit, injunctive relief, in any Pennsylvania court of competent jurisdiction.  Seeking any such relief shall not be a waiver of such party’s right to compel arbitration.

            (b)       Consultant acknowledges and agrees that CCC’s remedies at law for a breach or threatened breach of any of the provisions of Sections 5 through 8 would be inadequate and CCC would suffer irreparable damages as a result of such breach or threatened breach.  Accordingly, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, CCC, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable or other remedy which may then be available.

        (c)        In any proceeding, it shall be presumed that the Confidential Information constitutes protectable trade secrets, and Consultant shall bear the burden of proving by clear and convincing evidence that any such information, materials or matters were publicly or rightfully known.

                    (d)       If an arbitrator or other authority determines that any term, condition, clause, or other provision of this Agreement is void or invalid, he, she or it will have discretion to modify such term, condition, clause, or other provision of this Agreement to make it valid.  Alternatively, if he, she or it declines to make such a modification and rules it invalid, the remaining portions of this Agreement will remain in full force and effect.

15.	Additional General Provisions -

(a)    Nothing contained herein is intended to create a contract of employment between CCC and Consultant and the parties expressly acknowledge that either party may at any time terminate this consulting relationship for any lawful reason in accordance with the terms of the Agreement; however, Consultant agrees to be bound by CCC employee policies while on the CCC premises and otherwise in dealing with employees of CCC and/or customers of CCC on the same basis as if he was an employee.

                    (b)       Consultant acknowledges that he has had adequate time to review this Agreement.  Having carefully read and considered the provisions hereof, Consultant agrees that its restrictions are fair and reasonable and are reasonably required for the protection of the interests of CCC.  Consultant understands that this Agreement is intended to limit disclosure of Confidential Information of CCC.  These restrictions are voluntarily given by Consultant in return for the benefits and opportunities of being engaged by CCC as a consultant.

                    (c)        It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the internal laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law, without giving effect to the choice of law provisions thereof.

                    (d)       This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

                    (e)        Notices an all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Registered or Certified Mail, return receipt requested, to CCC, Attention: Nancy Albert, or to Consultant at the respective addresses set forth in the preamble of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                     (f)        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall be one and the same Agreement.

Executed on the 12th day of October, 2015.

Consultant:	Calgon Carbon Corporation:

/s/ Robert P. O’Brien	/s/ Randall Dearth
Robert P. O’Brien	By: Randall Dearth Title: President and CEO

Attachment A – Monthly Schedule of Work (1 day = 8 hours)

Month 1	The hourly equivalent of 6 days
Month 2	The hourly equivalent of 6 days
Month 3	The hourly equivalent of 6 days
Month 4	The hourly equivalent of 5 days
Month 5	The hourly equivalent of 5 days
Month 6	The hourly equivalent of 5 days
Month 7	The hourly equivalent of 4 days
Month 8	The hourly equivalent of 4 days
Month 9	The hourly equivalent of 4 days
Month 10	The hourly equivalent of 3 days
Month 11	The hourly equivalent of 3 days
Month 12	The hourly equivalent of 3 days
Month 13	The hourly equivalent of 2 days
Month 14	The hourly equivalent of 2 days
Month 15	The hourly equivalent of 2 days
Month 16	The hourly equivalent of 1 day
Month 17	The hourly equivalent of 1 day
Month 18	The hourly equivalent of 1 day